Report Name - 10F-3

Fund - Sal Bros Institutional High Yield Bond Fund

                                Period : 09/01/05 through 02/28/06


                                    ID : 625
                           Issuer Name : Videotron Ltee (12/15/15)
                            Trade Date : 09/09/05
                        Selling Dealer : Bank of America
                Total Shares Purchased : 475,000.00
                        Purchase Price : 99.50
                    % Received by Fund : 0.271%
                        % of Issue (1) : 3.429%
        Other Participant Accounts (2) :       5,525,000.00
                      Issue Amount (2) :     175,000,000.00
          Total Received All Funds (2) :       6,000,000.00

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(2) Includes purchases by other affiliated mutual funds and discretionary accounts.


                           Report Name : 10F-3 Syndicate Supplement

                                Issuer : Videotron Ltee (12/15/15)
                            Trade Date : 09/09/05
                 Joint/Lead Manager(s) : Banc of America Securities LLC
                                         Citigroup
                         Co-Manager(s) : BMO Nesbitt Burns Inc
                                         CIBC World Markets
                                         Credit Suisse First Boston Corp
                                         HSBC Bank USA
                                         NBF Securities USA Corp
                                         RBC Capital Markets
                                         Scotia Capital Inc
                                         TD Securities
                         Selling Group : N/A